Exhibit 99.1

News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Media Contact:	Investor Contact:
Jay Worley (610) 902-6206	Barry Strzelec (610) 902-6256
jay.worley@airgas.com	barry.strzelec@airgas.com
For release:                Immediately
Airgas Reports Fourth Quarter EPS of $0.68 and Fiscal 2009 EPS of $3.12
•	Fourth quarter diluted EPS of $0.68, down 11%

•	Record full year diluted EPS of $3.12, up 17%

•	Fourth quarter sales down 9%, same-store sales down 13%

•	Full year sales up 8%, same-store sales up 1%

•	Record free cash flow: fourth quarter $157 million; full year $328 million
RADNOR, PA — May 5, 2009 — Airgas, Inc. (NYSE: ARG), the largest U.S. distributor of industrial, medical, and specialty gases, and welding, safety, and related products, today reported solid performance in earnings and cash flow, relative to the weak sales environment, for its fourth quarter ended March 31, 2009.
Quarterly earnings declined 11% to $0.68 per diluted share, compared to $0.76 per diluted share in the prior year. Fourth quarter sales were $1.0 billion compared to $1.1 billion in the prior year, a decline of 9%. Total same-store sales declined 13% in the quarter, with hardgoods down 20% and gas and rent down 8%. Acquisitions contributed 4% sales growth in the quarter.
“Most of our customer segments were under significant pressure this quarter, with manufacturing suffering the deepest declines,” said Airgas Chairman and CEO Peter McCausland. “Given the difficult sales environment, we moved quickly to curtail costs and capital spending. As a result, our operating margin in the quarter held up relatively well, declining modestly to 11.5% from 12.1% last year.”
Free cash flow* in the fourth quarter was a strong $157 million compared to $63 million last year, with a large part of the improvement driven by reductions in working capital. Return on capital* was 12.7% compared to 13.2% in the prior year.

For the full year, sales increased 8% to $4.3 billion. Acquisitions contributed 7% sales growth in the year, while total same-store sales grew 1%, with hardgoods down 4% and gas and rent up 4%. The Company completed 14 acquisitions in fiscal 2009, adding more than $205 million in historic annual revenue. Earnings for the year grew 17% from $2.66 per diluted share in the prior year to $3.12, marking another record year of earnings. The strong performance was driven by good sales growth in the first half of the year and effective management of costs in response to the slowing economy in the second half of the year. The prior year included $0.06 of integration expense primarily associated with the June 30, 2007 acquisition of Linde’s U.S. packaged gas business, a one-time non-cash charge of $0.03 related to the conversion of National Welders Supply Company from a joint venture to a wholly owned subsidiary, and a $0.01 tax benefit related to a change in state tax law. Adjusted cash from operations* was a record $660 million, up from $482 million the previous year, helping to drive strong free cash flow* of $328 million for the year, up from $225 million the previous year.
“The current environment puts a damper on what was a record year for Airgas in earnings and cash flow, but we’re using this time to strengthen our operations so that we are well-positioned for growth when the economy begins to recover,” said McCausland. “The fourth quarter trend of low sales volumes continued in April, and with few signs of recovery in the near term, we are cautious in our outlook for fiscal 2010. The resilient nature of our business model, including our flexible cost structure and ability to generate strong free cash flow, should prove beneficial even if conditions deteriorate further.”
The Company expects earnings per diluted share of $0.62 to $0.67 for the first quarter, a decline of 23% to 17% from the strong first quarter results in the prior year. For the full year 2010, the Company expects earnings per diluted share of $2.60 to $2.90, a decline of 17% to 7%.
Prevailing economic conditions offer limited visibility into future sales and earnings, which should be taken into consideration when evaluating the Company’s guidance.
The Company will conduct an earnings teleconference at 11:00 a.m. Eastern Time on Wednesday, May 6. The teleconference will be available by calling (877) 719-9796. The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section on the Company’s Internet site at www.airgas.com. A webcast of the teleconference will be available live and on demand through June 5 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through May 15. To listen, call (888) 203-1112 and enter passcode 4293724.

*	See attached reconciliations and calculations of the non-GAAP adjusted cash from operations, free cash flow, and return on capital financial measures.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog, and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

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Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to: expectations for first quarter fully diluted earnings per share to be in the range of $0.62 to $0.67 and full year earnings per share for fiscal 2010 to be in the range of $2.60 to $2.90; our seeing few signs of recovery in the near term; our cautious outlook for fiscal 2010; and the resilient nature of our business model, including our flexible cost structure and ability to generate strong free cash flow, and that these characteristics should prove beneficial if conditions deteriorate further. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from further deterioration in current economic conditions; weakening operating and financial performance of our customers, which can negatively impact our sales and our ability to collect our accounts receivables; postponement of projects due to the recession; customer acceptance of price increases; the success of implementing and continuing our cost reduction programs; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding the planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt the Company’s business and negatively impact customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; potential liability under the Multiemployer Pension Plan Amendments Act of 1980 with respect to our participation in multiemployer pension plans for our union employees; the extent and duration of current recessionary trends in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its March 31, 2008 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission.
Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations of non-GAAP financial measures follow.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	March 31,		March 31,
	2009	2008	2009	2008
Net sales	$992,100	$1,086,597	$4,349,455	$4,017,024

Costs and expenses:
Cost of products sold (excl. deprec.)	447,729	523,715	2,045,020	1,929,263
Selling, distribution and administrative expenses	372,324	383,189	1,558,772	1,422,162
Depreciation	51,266	46,235	198,033	175,802
Amortization	6,275	2,398	22,762	13,973

Total costs and expenses	877,594	955,537	3,824,587	3,541,200

Operating income	114,506	131,060	524,868	475,824

Interest expense, net	(20,002)	(21,699)	(84,395)	(89,485)
Discount on securitization of trade receivables (b)	(1,697)	(4,295)	(10,738)	(17,031)
Other income (expense), net	89	564	(382)	1,454

Earnings before income tax expense and minority interest	92,896	105,630	429,353	370,762

Income tax expense	(36,415)	(41,417)	(168,265)	(144,184)
Minority interest in earnings of consolidated affiliate (d)	—	—	—	(3,230)

Net earnings	$56,481	$64,213	$261,088	$223,348

Net earnings per common share (e):

Basic earnings per share	$0.69	$0.78	$3.19	$2.74

Diluted earnings per share	$0.68	$0.76	$3.12	$2.66

Weighted average shares outstanding (e):
Basic	81,329	82,476	81,926	81,402
Diluted	82,666	84,613	83,816	84,235
See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	(Unaudited)
	March 31,	March 31,
	2009	2008
ASSETS
Cash	$47,188	$43,048
Trade accounts receivable, net (b)	184,739	183,569
Inventories, net	390,445	330,732
Deferred income tax asset, net	34,760	22,258
Prepaid expenses and other current assets	60,838	67,110

TOTAL CURRENT ASSETS	717,970	646,717

Plant and equipment, net	2,366,526	2,194,870
Goodwill	1,063,370	969,059
Other intangible assets, net	216,070	148,998
Other non-current assets	35,601	27,620

TOTAL ASSETS	$4,399,537	$3,987,264

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$156,838	$185,111
Accrued expenses and other current liabilities	264,564	288,883
Current portion of long-term debt	11,058	40,400

TOTAL CURRENT LIABILITIES	432,460	514,394

Long-term debt (excluding current portion) (c)	1,750,308	1,539,648
Deferred income tax liability, net	565,783	439,782
Other non-current liabilities	79,231	80,104

Stockholders’ equity	1,571,755	1,413,336

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,399,537	$3,987,264

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	(Unaudited)
	Year Ended	Year Ended
	March 31, 2009	March 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$261,088	$223,348
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	198,033	175,802
Amortization	22,762	13,973
Deferred income taxes	103,280	74,725
(Gain) loss on sales of plant and equipment	(964)	714
Minority interest (d)	—	3,230
Stock-based compensation expense	20,635	16,629
Changes in assets and liabilities, excluding effects of business acquisitions:
Securitization of trade receivables	(48,600)	95,600
Trade receivables, net	77,209	(23,308)
Inventories, net	441	(37,079)
Prepaid expenses and other current assets	4,362	1,693
Accounts payable, trade	(40,239)	8,053
Accrued expenses and other current liabilities	(15,097)	(749)
Other non-current assets	(673)	(81)
Other non-current liabilities	530	(2,624)

Net cash provided by operating activities	582,767	549,926

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(351,912)	(267,378)
Proceeds from sales of plant and equipment	14,360	9,345
Business acquisitions and holdback settlements (a)	(273,750)	(480,096)
Other, net	1,378	(1,316)

Net cash used in investing activities	(609,924)	(739,445)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	1,364,423	1,162,452
Repayment of debt	(1,188,675)	(953,749)
Purchase of treasury stock	(120,219)	(17,010)
Financing costs	(9,201)	—
Minority interest in earnings	—	(711)
Tax benefit realized from the exercise of stock options	11,846	13,327
Stock issued for the employee stock purchase plan	16,507	14,091
Proceeds from the exercise of stock options	16,188	20,381
Dividends paid to stockholders	(45,766)	(31,828)
Change in cash overdraft	(13,806)	(317)

Net cash provided by financing activities	31,297	206,636

Change in cash	$4,140	$17,117
Cash — Beginning of period	43,048	25,931

Cash — End of period	$47,188	$43,048

See attached Notes.

Notes:

(a)	During fiscal 2009, the Company purchased fourteen businesses, including eleven associated with the distribution of packaged gases and related hardgoods, one associated with the rental of safety equipment, one associated with refrigerant gases and one international acquisition related to the rental of welding equipment. The fourteen acquired businesses historically generated aggregate annual revenues greater than $205 million. A total of $274 million was paid for the acquisitions and the settlement of holdback liabilities associated with prior acquisitions.

(b)	The Company participates in a securitization agreement with three commercial banks to sell up to $345 million ($360 million in March 2008) of qualified trade receivables. Net proceeds from the securitization were used to reduce borrowings under the Company’s revolving credit facilities. The amount of outstanding receivables sold under the agreement was $311 million and $360 million at March 31, 2009 and March 31, 2008, respectively. The “Discount on securitization of trade receivables” in the accompanying Consolidated Statements of Earnings represents the difference between the proceeds from the sale of trade receivables and the carrying value of those receivables.

(c)	The Company maintains a $1.7 billion senior credit facility with a syndicate of lenders. Approximately $266 million was available to the Company under this facility on March 31, 2009.

(d)	On July 3, 2007, the preferred stockholders of the National Welders joint venture exchanged their preferred stock for common stock of Airgas (the “NWS Exchange Transaction”). The Company issued 2.471 million shares of Airgas common stock to the preferred stockholders in exchange for all 3.2 million preferred shares of National Welders. As part of the negotiated exchange, the Company issued an additional 144 thousand shares (included in the 2.471 million shares) of Airgas common stock to the preferred shareholders, which resulted in a one-time net after-tax charge of $2.5 million, or $0.03 per diluted share.

(e)	The tables below present the computation of basic and diluted earnings per share:

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	March 31,		March 31,
(In thousands, except per share amounts)	2009	2008	2009	2008
Basic Earnings per Share Computation
Numerator
Net earnings	$56,481	$64,213	$261,088	$223,348

Denominator
Basic shares outstanding	81,329	82,476	81,926	81,402

Basic earnings per share	$0.69	$0.78	$3.19	$2.74

Diluted Earnings per Share Computation

Numerator
Net earnings	$56,481	$64,213	$261,088	$223,348
Plus: Preferred stock dividends (1)	—	—	—	711
Plus: Income taxes on earnings of National Welders (1)	—	—	—	245

Net earnings assuming preferred stock conversion	$56,481	$64,213	$261,088	$224,304

Denominator
Basic shares outstanding	81,329	82,476	81,926	81,402

Incremental shares from assumed exercises and conversions:
Stock options and options under the employee stock purchase plan	1,337	2,137	1,890	2,242
Preferred stock of National Welders (1)	—	—	—	591

Diluted shares outstanding	82,666	84,613	83,816	84,235

Diluted earnings per share	$0.68	$0.76	$3.12	$2.66

(1)	Prior to the July 3, 2007 NWS Exchange Transaction (see (d) above), the preferred stockholders of National Welders had the option to exchange their 3.2 million preferred shares of National Welders either for cash at a price of $17.78 per share or for approximately 2.3 million shares of Airgas common stock. If Airgas common stock had a market value of $24.45 per share or greater, exchange of the preferred stock was assumed because it provided greater value to the preferred stockholders. Based on the assumed exchange of the preferred stock for Airgas common stock, the 2.3 million shares were included in the diluted shares outstanding.

The National Welders preferred stockholders earned a 5% dividend, recognized as “Minority interest in earnings of consolidated affiliate” on the consolidated statement of earnings. Upon the exchange of the preferred stock for Airgas common stock, the dividend was no longer paid to the preferred stockholders, resulting in additional net earnings for Airgas. For the period in which the exchange was assumed, the 5% preferred stock dividend was added back to net earnings in the diluted earnings per share computation.

For periods prior to the NWS Exchange Transaction, the earnings of National Welders for tax purposes were treated as a deemed dividend to Airgas, net of an 80% dividend exclusion. Upon the exchange of National Welders preferred stock for Airgas common stock, National Welders became a 100% owned subsidiary of Airgas. As a 100% owned subsidiary, the net earnings of National Welders are not subject to additional tax at the Airgas level. For the period in which the exchange was assumed, the additional tax was added back to net earnings in the diluted earnings per share computation.

The diluted earnings per share computation for the year ended March 31, 2008 includes the effect of the items described above, with the exchange shares being weighted to reflect the impact of the exchange transaction.

(f)	Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current presentation. These reclassifications principally resulted in increasing cost of products sold (excluding depreciation) and reducing selling, distribution and administrative expenses. Additionally, some revenue was reclassified between Gas and Rent and Hardgoods. These reclassifications were the result of conforming the accounting policies of National Welders to the Company’s accounting policies and were not material. Consolidated net sales and net earnings for prior periods were not impacted by the reclassifications.

(g)	During the fourth quarter of fiscal 2009, the Company changed the operating practices and organization of its air separation production facilities and national specialty gas labs. As a result of these changes, these businesses are now reflected in the Distribution reporting segment because they are vertically integrated suppliers to the Company’s distribution companies. Also, as a result of an organizational realignment, Airgas National Welders is now part of the Distribution reporting segment. Segment information from fiscal 2008 has been restated to reflect these changes. Business segment information for the Company’s Distribution and All Other Operations segments is shown below:

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	March 31, 2009				March 31, 2008
		All				All
		Other				Other
(In thousands)	Dist.	Ops.	Elim.	Total	Dist.	Ops.	Elim.	Total
Gas and rent	$534,739	$102,521	$(5,424)	$631,836	$554,684	$95,370	$(4,724)	$645,330
Hardgoods	359,228	1,038	(2)	360,264	440,441	831	(5)	441,267

Total net sales	893,967	103,559	(5,426)	992,100	995,125	96,201	(4,729)	1,086,597

Cost of products sold, excluding deprec. expense	395,609	57,546	(5,426)	447,729	474,169	54,275	(4,729)	523,715
Selling, distribution and administrative expenses	340,463	31,861	—	372,324	355,552	27,637	—	383,189
Depreciation	47,857	3,409	—	51,266	42,926	3,309	—	46,235
Amortization	4,743	1,532	—	6,275	1,822	576	—	2,398

Operating income	$105,295	$9,211	$—	$114,506	$120,656	$10,404	$—	$131,060

	(Unaudited)				(Unaudited)
	Year Ended				Year Ended
	March 31, 2009				March 31, 2008
		All				All
		Other				Other
(In thousands)	Dist.	Ops.	Elim.	Total	Dist.	Ops.	Elim.	Total
Gas and rent	$2,239,724	$452,037	$(26,236)	$2,665,525	$2,048,070	$339,455	$(15,003)	$2,372,522
Hardgoods	1,678,652	5,292	(14)	1,683,930	1,640,896	3,791	(185)	1,644,502

Total net sales	3,918,376	457,329	(26,250)	4,349,455	3,688,966	343,246	(15,188)	4,017,024

Cost of products sold, excluding deprec. expense	1,813,125	258,145	(26,250)	2,045,020	1,770,000	174,451	(15,188)	1,929,263
Selling, distribution and administrative expenses	1,432,105	126,667	—	1,558,772	1,317,717	104,445	—	1,422,162
Depreciation	184,991	13,042	—	198,033	163,470	12,332	—	175,802
Amortization	18,267	4,495	—	22,762	11,857	2,116	—	13,973

Operating income	$469,888	$54,980	$—	$524,868	$425,922	$49,902	$—	$475,824

Reconciliations of Non-GAAP Financial Measures (Unaudited)
     Return on Capital
     Reconciliations and computations of return on capital:

(Amounts in thousands)	March 31, 2009	March 31, 2008
Operating Income — Trailing Four Quarters	$524,868	$475,824

Five Quarter Average of Total Assets	$4,239,658	$3,710,066
Five Quarter Average of Securitized Trade Receivables	350,280	310,880
Five Quarter Average of Current Liabilities (exclusive of debt)	(456,154)	(423,266)

Five Quarter Average of Capital Employed	$4,133,784	$3,597,680

Return on Capital	12.7%	13.2%

The Company believes this return on capital computation helps investors assess how effectively the Company uses the capital invested in its operations. Our management uses return on capital as one of the metrics for determining employee compensation. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our return on capital computation information may be different from the return on capital computations provided by other companies.
Free Cash Flow and Adjusted Cash from Operations
Reconciliations and computations of free cash flow and adjusted cash from operations:

	Three Months Ended		Year Ended
(Amounts in thousands)	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
Net cash provided by operating activities	$169,329	$127,669	$582,767	$549,926

Adjustments to cash provided by operating activities:
Cash used (provided) by the securitization of trade receivables	48,600	—	48,600	(95,600)
Stock issued for employee stock purchase plan	4,272	3,922	16,507	14,091
Tax benefit realized from exercise of stock options	1,316	3,248	11,846	13,327

Adjusted cash from operations	$223,517	$134,839	$659,720	$481,744

Capital expenditures	$(69,626)	$(74,841)	$(351,912)	$(267,378)

Adjustments to capital expenditures:
Operating lease buyouts	—	—	5,575	979
Proceeds from sales of plant & equipment	2,762	2,958	14,360	9,345

Adjusted capital expenditures	$(66,864)	$(71,883)	$(331,977)	$(257,054)

Free Cash Flow	$156,653	$62,956	$327,743	$224,690

The Company believes that free cash flow and adjusted cash from operations provide investors meaningful insight into the Company’s ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategy, including acquisitions, the prepayment of debt, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our free cash flow and adjusted cash from operations metrics may be different from free cash flow and adjusted cash from operations metrics provided by other companies.